SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.   )

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IVAX Corporation

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IVAX CORPORATION

4400 Biscayne Boulevard
Miami, Florida 33137
(305) 575-6000

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

     The date, time and place of the annual shareholders’ meeting of IVAX Corporation are as follows:

     Date:     Thursday, June 19, 2003
     Time:     10:00 a.m.
     Place:     Miami Biscayne Bay Hotel
                     1601 Biscayne Boulevard
                     Miami, Florida

      Matters to be voted on:

1.	Election of eleven directors
2.	Any other matters properly brought before the shareholders at the meeting

      Only shareholders of record at the close of business on April 28, 2003 are entitled to notice of and to vote at the meeting or any adjournments thereof.

By Order of the Board of Directors STEVEN D. RUBIN Secretary

Miami, Florida
May 23, 2003

PLEASE SIGN, DATE AND RETURN YOUR PROXY
CARD IN THE ENCLOSED ENVELOPE PROMPTLY

IVAX CORPORATION

PROXY STATEMENT

      This proxy statement is furnished by the Board of Directors of IVAX Corporation in connection with its solicitation of proxies for use at the annual meeting of shareholders to be held at 10:00 a.m. on Thursday, June 19, 2003 at the Miami Biscayne Bay Hotel, 1601 Biscayne Boulevard, Miami, Florida, and at any adjournments thereof. Mailing of the proxy statement and the accompanying proxy card to shareholders will commence on or about May 23, 2003.

Record Date

      As of the record date, April 28, 2003, we had 194,988,394 shares of our common stock outstanding. Record holders of our common stock on April 28, 2003 are entitled to one vote for each share held on all matters to be considered at the annual meeting.

Note on Stock Split

      We split our common stock on a 3 for 2 basis effective on February 22, 2000 and on a 5 for 4 basis on May 18, 2001. All shares, share prices and related figures in this proxy statement are restated to reflect these stock splits.

Agenda

1.	Election of eleven directors
2.	Any other matters properly brought before the shareholders at the meeting

Quorum

      A majority of the outstanding shares of common stock, represented in person or by proxy, constitutes a quorum for transaction of business at the meeting.

Voting

      You may vote in person by attending the meeting or by mail by completing and returning the proxy. To vote your proxy by mail, mark your vote on the enclosed proxy card, then follow the instructions on the proxy card. We will follow your voting instructions. If there are no voting instructions, we will vote signed proxies “for” the Board’s nominees. The persons named in the proxy will use their discretion on any other matters. With respect to the proposal to elect eleven directors, you may vote in favor of all nominees or withhold your votes as to all or specific nominees. The eleven director nominees who receive the highest number of votes will be elected. Votes that are withheld or abstentions will be excluded from the vote, but they will count for purposes of determining whether a quorum is present. Brokers that do not receive instructions from beneficial owners are permitted to exercise voting discretion with respect to the election of directors. Shares for which brokers have not received instructions are referred to as “broker non-votes.” Broker non-votes will have no effect on the vote, but will be counted in determining whether a quorum is present.

Revocation of Proxy

      Your proxy may be revoked at any time prior to its exercise by giving written notice to our Secretary at 4400 Biscayne Boulevard, Miami, Florida 33137, by delivering a later dated proxy, or by voting in person at the meeting.

ELECTION OF DIRECTORS

      Our Board of Directors set the number of directors constituting the Board at eleven. The persons named below were designated by the Board as nominees for election as directors to hold office until the next annual meeting of shareholders or until their successors are elected and qualified. All of the nominees are currently directors, except for Betty G. Amos, Bertram Pitt and Modesto A. Maidique. Two of the current directors, Charles M. Fernandez and Isaac Kaye, are not standing for re-election at the 2003 Annual Meeting. Each nominee has agreed to be named in the proxy statement and to serve as a director if elected. If any of the nominees withdraws or is unable to serve as a director of IVAX, then the proxy will be voted for such other person who is designated a nominee by the Board of Directors.

Betty G. Amos	First Time Nominee for Director

      Betty G. Amos, age 61, is the sole shareholder and has served as the President of the Abkey Companies (Fuddruckers Franchise) since 1983. Prior to this, Ms. Amos served as an investment manager and tax consultant for her own accounting firm. Ms. Amos was also a co-founder of MegaBank, a five-branch community bank which was sold in 1995. At MegaBank, Ms. Amos was Chair of the Audit Committee and served on the Executive and Loan Committees. Ms. Amos has served on the University of Miami Board of Trustees since 1997, including two years as Chair of the Audit Committee.

Mark Andrews	Director since 1987

      Mark Andrews, age 52, has served as the Chairman and President of Great Spirits Company LLC (consumer products) since founding it in 1998. He served as the Chairman of the Board of Directors and Chief Executive Officer of American Exploration Company (oil and gas exploration and production) from 1980 until its merger into Louis Dreyfus Natural Gas Corporation (oil and gas exploration and production) in October 1997 when he became the Vice Chairman of the Board of Directors of the combined entity.

Ernst Biekert, Ph.D.	Director since 1991

      Ernst Biekert, age 78, has been a Professor at the University of Heidelberg in Germany since 1968. He was the Chairman of the Board and Chief Executive Officer of Knoll A.G. (pharmaceuticals) from 1968 to 1985. Dr. Biekert was a consultant to BASF A.G. (chemicals and pharmaceuticals) from 1985 to 1987 and was Chairman of its pharmaceutical division from 1975 to 1985.

Jack Fishman, Ph.D.	Director since 1987

      Jack Fishman, age 72, has been a Professor and Adjunct Professor at The Rockefeller University since 1982 and director of Research at the Strang Cornell Cancer Research Laboratory, a non-profit entity associated with Cornell University Medical College, since 1991. He served as our Chief Scientific Officer from 1991 to 1995, as a Vice Chairman of the Board from 1991 to 1997 and as our President from 1988 to 1991. Dr. Fishman served as a Research Professor of Biochemistry and Molecular Biology at the University of Miami from 1988 to 1992.

Neil Flanzraich	Director since 1997

      Neil Flanzraich, age 59, has served as our Vice Chairman and President since May 1998. He was a shareholder and served as Chairman of the Life Sciences Legal Practices Group of Heller Ehrman White & McAuliffe (law firm) from 1995 to 1998. From 1981 to 1994, he served in various capacities at Syntex Corporation (pharmaceuticals), most recently as its Senior Vice President, General Counsel and a member of the Corporate Executive Committee. From 1994 to 1995, after Syntex Corporation was acquired by Roche Holding Ltd. (pharmaceuticals), he served as Senior Vice President and General Counsel of Syntex (U.S.A.) Inc., a Roche subsidiary. He is a director of Whitman Education Group, Inc. (proprietary education), IVAX Diagnostics, Inc. (diagnostic reagent kits), a subsidiary of ours, Continucare Corporation (integrated healthcare), and RAE Systems Inc. (gas detection and security monitoring system).

Phillip Frost, M.D.	Director since 1987

      Phillip Frost, age 66, has served as our Chairman of the Board of Directors and Chief Executive Officer since 1987. He served as our President from July 1991 until January 1995. He was the Chairman of the Department of Dermatology at Mt. Sinai Medical Center of Greater Miami, Miami Beach, Florida from 1972 to 1990. Dr. Frost was Chairman of the Board of Directors of Key Pharmaceuticals, Inc. from 1972 to 1986. He is Chairman of the Board of Directors of Whitman Education Group, Inc. (proprietary education) and of IVAX Diagnostics, Inc. (diagnostic reagent kits), a subsidiary of ours. He is a director of Northrop Grumman Corporation (aerospace). He is Chairman of the Board of Trustees of the University of Miami and a member of the Board of Governors of the American Stock Exchange.

Jane Hsiao, Ph.D.	Director since 1995

      Jane Hsiao, age 56, has served as our Vice Chairman-Technical Affairs since February 1995 and as our Chief Technical Officer since July 1996. From 1992 until February 1995, she served as our Chief Regulatory Officer and Assistant to the Chairman, and as Vice President – Quality Assurance and Compliance of IVAX Research, Inc., our principal proprietary pharmaceutical subsidiary. From 1987 to 1992, Dr. Hsiao was Vice President-Quality Assurance, Quality Control and Regulatory Affairs of IVAX Research, Inc. She is a director of IVAX Diagnostics, Inc. (diagnostic reagent kits), a subsidiary of ours.

David A. Lieberman	Director since 2002

      David A. Lieberman, age 67, has served as Senior Vice President for Business and Finance of the University of Miami since 1978. Prior to his service at the university, Mr. Lieberman’s financial career included positions as a chief financial officer and management consultant in private industry as well as 12 years with a major national auditing firm. Mr. Lieberman was a CPA for over 35 years and has served on six corporate boards and local United Way and Chamber of Commerce Boards.

Modesto A. Maidique, Ph.D.	First Time Nominee for Director

      Modesto A. Maidique, age 63, has served as the President of Florida International University since 1986. Prior to assuming the presidency at Florida International University, Dr. Maidique taught at the Massachusetts Institute of Technology, Harvard University and Stanford University. Dr. Maidique has also served as Vice President and General Manager of the Semiconductor Division of Analog Devices, Inc., which he co-founded in 1969, as President and Chief Executive Officer of Genome Therapeutics (formerly Collaborative Research, Inc.) (genetics engineering firm), and as general partner of Hambrecht & Quist (venture capital firm). Dr. Maidique is a director of National Semiconductor Corporation (electronics-semiconductors) and Carnival Corporation (cruise and leisure travel).

Richard C. Pfenniger, Jr.	Director since 2002

      Richard C. Pfenniger, Jr. age 47, has been Chief Executive Officer and Vice Chairman of Whitman Education Group, Inc. (proprietary education) since 1997 and a director of Whitman Education Group, Inc. since 1992. Mr. Pfenniger was our Chief Operating Officer from 1994 to 1997. He served as our Senior Vice President – Legal Affairs and General Counsel from 1989 to 1994. Mr. Pfenniger is also the Chairman of the Board of Directors of Continucare Corporation (integrated healthcare).

Bertram Pitt, M.D.	First Time Nominee for Director

      Bertram Pitt, age 71, has been a Professor of Internal Medicine at the University of Michigan School of Medicine since 1977, where he also served as the Director of the Division of Cardiology from 1977 to 1991 and the Associate Chairman for Academic and Industrial Programs from 1991 to 1999.

     The Board of Directors recommends a vote “FOR” the election of each of the nominees for directors named above.

Director Compensation

      During 2002, each director who was not employed by us received an annual fee of $15,000 for his or her service as a director. Effective as of October 4, 2002, the annual fee was raised to $17,500 and the members of the audit committee received an additional annual fee of $2,500, except for the Chair of the Audit Committee, who received an additional fee of $5,000. In addition, each director is reimbursed for expenses incurred in attending board and committee meetings. Pursuant to our 1994 Stock Option Plan, non-employee directors automatically are granted each year, on the first business day following our annual meeting of shareholders, nonqualified options to purchase 7,500 shares of common stock at an exercise price equal to the closing price of the common stock on the date of the grant, which vest immediately and have a term of ten years.

Meetings and Committees of the Board of Directors

      The Board held 8 meetings, including 4 regularly scheduled meetings and 4 special meetings, during 2002. During 2002, all incumbent directors attended at least seventy-five percent (75%) of the meetings of the Board and the committees of the Board on which they served. Our Board of Directors has three standing committees: the Audit Committee, the Compensation and Stock Option Committee and the Regulatory Compliance Committee. The Board does not have a nominating committee, and the usual functions of such a committee are performed by the entire Board.

Audit Committee – 12 Meetings

      The American Stock Exchange has adopted regulations applying to audit committees and audit committee members. We have adopted an audit committee charter and all members of our audit committee are “Independent,” as defined under applicable law and the listing standards for companies traded on the American Stock Exchange.

Function	Current Members

  Review adequacy of internal systems of accounting controls
  Appoint independent auditors and approve their services
  Meet with independent auditors and internal auditors regarding their examination of the books and records
  Review quarterly and annual financial statements and Forms 10-Q and 10-K disclosures with management and the independent accountants
  Review findings and recommendations of auditors
David A. Lieberman (Chairman) Charles M. Fernandez Jack Fishman, Ph.D. Richard C. Pfenniger, Jr.

Compensation and Stock Option Committee – 7 Meetings

Function	Current Members

  Recommend or approve compensation of directors, executive officers and other highly paid employees
  Review employee benefit programs
  Authorize stock option grants and establish terms of stock option agreements
Mark Andrews (Chairman) Ernst Biekert, Ph.D. Charles M. Fernandez

Regulatory Compliance Committee – 4 Meetings

Function	Current Members

Review compliance with regulatory requirements Review quality assurance functions of worldwide operations.	Ernst Biekert, Ph.D. (Chairman) Jack Fishman, Ph.D. Jane Hsiao, Ph.D.

Section 16(a) Beneficial Ownership Reporting Compliance

      Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and 10% shareholders to file initial reports of ownership and reports of changes in ownership of common stock and other of our equity securities with the Securities and Exchange Commission and the American Stock Exchange. Directors, executive officers and 10% shareholders are required to furnish us with copies of all Section 16(a) reports they file. Based on a review of the copies of such reports furnished to us and written representations from our directors and executive officers that no other reports were required, we believe that, during 2002, our directors, executive officers and 10% shareholders complied with all Section 16(a) filing requirements applicable to them, except that one Form 4 relating to the purchase of 1,000 shares was inadvertently filed late by Phillip Frost.

Certain Relationships and Related Transactions

     Whitman Education Group, Inc. leases approximately 13,849 square feet of office space from us in Miami, Florida at an annual rental of $290,531. The lease may be terminated by either party upon 180 days notice. Dr. Frost, our Chairman of the Board of Directors and Chief Executive Officer, is Chairman of the Board of Directors of Whitman. Mr. Flanzraich, our Vice Chairman, President and a Director, is a director of Whitman. Richard C. Pfenniger, Jr., one of our directors, is Chief Executive Officer and Vice Chairman of the Board of Directors of Whitman. In addition, Dr. Frost is a principal shareholder of Whitman.

     We paid approximately $2,700,000 to PharmAir Corporation (“PharmAir”) for use of an airplane in 2002 and intend to make additional payments to PharmAir for use of the airplane in 2003. PharmAir is indirectly beneficially owned by Dr. Frost.

Security Ownership of Certain Beneficial Owners and Management

     The following table indicates, as of March 31, 2003, information about the beneficial ownership of our common stock by (1) each director and nominee, (2) each executive officer named in the “Summary Compensation Table” below, (3) all directors and executive officers as a group, and (4) each person who we know beneficially owns more than 5% of our common stock. All shares were owned directly with sole voting and investment power unless otherwise indicated.

Name	Shares Beneficially Owned(1)		Percent of Class

Betty G. Amos	0		0
Mark Andrews	90,250	(2)	*
Ernst Biekert, Ph.D.	21,250	(3)	*
Charles M. Fernandez	49,375	(4)	*
Jack Fishman, Ph.D.	3,600,403	(5)	1.85%
Neil Flanzraich	1,445,805	(6)	*
Phillip Frost, M.D.	32,870,018	(7)	16.86%
Rafick G. Henein, Ph.D.	801,266	(8)	*
Jane Hsiao, Ph.D.	7,068,473	(9)	3.63%
Isaac Kaye	1,206,250	(10)	*
Modesto A. Maidique, Ph.D.	0		0
David A. Lieberman	7,500	(11)	*
Bertram Pitt, M.D.	4,000		*
Richard C. Pfenniger, Jr.	183,315	(12)	*
Azure Limited	11,172,172	(13)	5.73%
All directors and executive	47,458,210	(14)	24.34%
officers as a group (15 persons)

*	Represents beneficial ownership of less than 1%.
(1)	For purposes of this table, beneficial ownership is computed pursuant to Rule 13d-3 under the Securities Exchange Act of 1934.
(2)	Includes 30,625 shares which may be acquired pursuant to stock options exercisable within 60 days of March 31, 2003. Mr. Andrews disclaims beneficial ownership of 5,250 shares held by a trust for the benefit of his children.

(3)	Includes 21,250 shares which may be acquired pursuant to stock options exercisable within 60 days of March 31, 2003.
(4)	Includes 49,375 shares which may be acquired pursuant to stock options exercisable within 60 days of March 31, 2003.
(5)	Includes 21,250 shares which may be acquired pursuant to stock options exercisable within 60 days of March 31, 2003. Dr. Fishman disclaims beneficial ownership of 12,500 shares held by his wife.
(6)	Includes 1,426,562 shares which may be acquired pursuant to stock options exercisable within 60 days of March 31, 2003.
(7)	Includes 1,096,875 shares which may be acquired pursuant to stock options exercisable within 60 days of March 31, 2003, 750 shares held jointly by Dr. Frost and his wife, 24,374,928 shares held by Frost Gamma Investments Trust, 5,511,200 shares held by Frost-Nevada Investments Trust (“FNIT”), 140,625 shares held by Frost Phi Investments Trust, 499,376 shares which may be acquired by Frost Gamma Investments Trust upon conversion of 4 1/2% convertible senior subordinated notes due 2008 and 937,500 shares which may be acquired by Frost Gamma Investments Trust upon exercise of a warrant. Dr. Frost is the trustee of FNIT and Frost-Nevada Limited Partnership is the sole and exclusive beneficiary. Dr. Frost is one of the three limited partners of Frost-Nevada Limited Partnership and the sole shareholder of Frost-Nevada Corporation, the sole general partner of Frost-Nevada L.P. During April 2002, Frost Beta, L.P. became a limited partner of Frost-Nevada L.P. Dr. Frost is the sole shareholder of Frost Beta, Inc., the sole general partner of Frost Beta L.P. Frost Alpha Charitable Remainder Trust is the only limited partner of Frost Beta, L.P. Frost Alpha L.P. is a beneficiary of the Frost Alpha Charitable Remainder Trust. Frost-Nevada Corporation is the sole member of Frost Alpha LLC, which is the sole general partner of Frost Alpha L.P. Dr. Frost and the Frost 2001 Charitable Lead Annuity Trust are the sole limited partners of Frost Alpha L.P. On January 31, 2003, the Frost Alpha 2003 Charitable Lead Annuity Trust became a limited partner of Frost-Nevada Limited Partnership. Dr. Frost is not the trustee of the charitable trusts described above, but continues to report beneficial ownership of all securities. Dr. Frost is the trustee of Frost Gamma Investments Trust and Frost Gamma L.P. is the sole and exclusive beneficiary. Dr. Frost is the sole limited partner of Frost Gamma, L.P. The general partner of Frost Gamma, L.P. is Frost Gamma, Inc. and the sole shareholder of Frost Gamma, Inc. is Frost-Nevada Corporation. Dr. Frost is also the sole shareholder of Frost-Nevada Corporation. Dr. Frost is the trustee of Frost Phi Investments Trust and the Frost Phi, LLLP is the sole and exclusive beneficiary. Dr. Frost is the sole limited partner of Frost Phi, LLLP and the sole shareholder of Frost Phi, Inc., the general partner. Dr. Frost disclaims beneficial ownership of 305,686 shares held directly and indirectly by his wife (not including the 750 shares they hold jointly). Dr. Frost’s business address is IVAX Corporation, 4400 Biscayne Boulevard, Miami, Florida 33137.

(8)	Includes 746,484 shares which may be acquired pursuant to stock options exercisable within 60 days of March 31, 2003.
(9)	Includes 1,229,687 shares which may be acquired pursuant to stock options exercisable within 60 days of March 31, 2003 and 1,476,427 shares held as trustee for the benefit of certain family members.
(10)	Includes 1,065,625 shares which may be acquired pursuant to stock options exercisable within 60 days of March 31, 2003.
(11)	Includes 7,500 shares which may be acquired pursuant to stock options exercisable within 60 days of March 31, 2003.
(12)	Includes 88,750 shares which may be acquired pursuant to stock options exercisable within 60 days of March 31, 2003.

(13)	Based on representations from Azure Limited, Azure Limited holds the shares as nominee for Charter Trust Company, the trustee of the Isaac Kaye Family Trust. Mr. Kaye is neither a beneficiary nor a trustee of such trust, and he disclaims beneficial ownership of all of the shares owned by Azure Limited. Azure Limited’s business address is c/o Charter Management, Ltd., Trinity Square, St. Peter Port, Guernsey, Channel Islands.

(14)	Includes all of the shares of common stock, identified in notes 2 through 11 above, that may be acquired pursuant to stock options exercisable within 60 days of March 31, 2003, and 71,407 additional shares that may be acquired pursuant to stock options exercisable within 60 days of March 31, 2003.

Executive Compensation

     The following table contains certain information regarding aggregate compensation paid or accrued by us during 2002, 2001 and 2000 to the Chief Executive Officer and to each of the four highest paid executive officers other than the Chief Executive Officer.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Annual Compensation				Long-Term Compensation	All Other Compensation

					Shares Underlying Stock Options
	Year	Salary	Bonus	Other Annual Compensation

		($)	($)	($)	(#)	($)(1)
Phillip Frost, M.D.	2002	835,000	442,000	0	450,000	6,000
Chief Executive Officer	2001	735,000	487,500	0	562,500	5,100
	2000	700,000	650,000	0	562,500	5,100

Isaac Kaye (2)	2002	739,831	0	*	325,000	0
Deputy Chief Executive Officer	2001	692,033	402,750	*	562,500	0
	2000	667,175	531,130	*	562,500	0

Neil Flanzraich	2002	695,000	417,000	0	325,000	6,000
President	2001	635,000	393,750	0	468,750	5,100
	2000	600,000	525,000	0	468,750	5,100

Jane Hsiao, Ph.D.	2002	695,000	417,000	*	325,000	6,000
Chief Technical Officer	2001	635,000	393,750	*	468,750	5,100
	2000	600,000	525,000	*	468,750	4,800

Rafick G. Henein, Ph.D.	2002	698,500	375,000	0	50,000	6,000
Senior Vice President	2001	673,000	175,000	0	43,750	5,100
	2000	648,500	200,000	0	150,000	5,100

*	Value of perquisites and other personal benefits paid does not exceed the lesser of $50,000 or 10% of the total annual salary and bonus reported for the executive officer.
(1)	The amounts set forth in the “All Other Compensation” column represent matching contributions made by us under the IVAX Corporation Employee Savings Plan, an employee retirement plan maintained under Section 401(k) of the Internal Revenue Code.

(2)	Mr. Kaye’s salary and other compensation are paid in British pounds. The information in the table is based on the weighted average exchange rate during the applicable year.

Employment Agreements

     In November 1997, we entered into employment agreements with Dr. Frost and Mr. Kaye, pursuant to which Dr. Frost serves as Chairman and Chief Executive Officer and Mr. Kaye serves as Deputy Chief Executive Officer and as Chief Executive Officer of IVAX UK, our United Kingdom subsidiary. Pursuant to the agreements, Dr. Frost receives an annual base salary of not less than $575,000, and Mr. Kaye receives an annual base salary of not less than $575,000 less certain automobile-related expenses paid on his behalf. The agreements provide for severance payments if either executive’s employment is terminated under certain circumstances. The agreements have five-year terms, and automatically renew for additional two-year terms thereafter unless terminated by either party.

     In April 2003, we entered into a retirement agreement with Mr. Kaye. Under this retirement agreement, Mr. Kaye will resign from his employment and his position as a member of the Board at the conclusion of our 2003 Annual Meeting of Shareholders. Until his retirement he will continue to receive his base salary and the other compensation and benefits provided for in his employment agreement, except that he will not receive any further bonuses, stock option grants or other incentive compensation. The retirement agreement further provides that at the time of Mr. Kaye’s retirement, he will receive a lump sum payment of $1,500,000. The retirement payments to Mr. Kaye were based on the provisions set forth in Mr. Kaye’s employment agreement referenced above.

     In July 1997, as amended in April 2003, we entered into an employment agreement with Dr. Henein pursuant to which he serves as our Senior Vice President and as the President and Chief Executive Officer of IVAX Pharmaceuticals, Inc. Pursuant to the agreement, Dr. Henein is entitled to an annual base salary of not less than $575,000, an additional annual cash payment of $50,000 and certain employee benefits, and he is eligible for an annual bonus of up to 100% of his base salary dependent on the performance of IVAX Pharmaceuticals, Inc. The agreement provides for severance benefits if Dr. Henein’s employment is terminated under certain circumstances. The agreement has a five-year term, and automatically renews for additional two-year terms thereafter unless terminated by either party.

     In January 1998, we entered into an employment agreement with Dr. Hsiao pursuant to which she serves as our Chief Technical Officer. Pursuant to the agreement, Dr. Hsiao receives an annual base salary of not less than $300,000. The agreement provides for severance payments if Dr. Hsiao’s employment is terminated under certain circumstances. The agreement has a five-year term, and automatically renews for additional two-year terms thereafter unless terminated by either party.

     In May 1998, we entered into an employment agreement with Mr. Flanzraich pursuant to which he serves as our Vice Chairman and President. Pursuant to the agreement, Mr. Flanzraich was paid a signing bonus of $100,000 and is entitled to receive an annual base salary of not less than $500,000. The agreement provides for severance payments if Mr. Flanzraich’s employment is terminated under certain circumstances. The agreement has a five-year term, and automatically renews for additional two-year terms thereafter unless terminated by either party.

Change in Control Agreements

     We have entered into change in control employment agreements with certain officers, including Dr. Frost, Mr. Kaye, Mr. Flanzraich, Dr. Hsiao and Dr. Henein. These agreements are intended to provide protection to key employees and to provide for continuity of management in the event of a change in control. The agreements become effective if a change in control occurs during the three-year period that commences on the execution of the agreement. The period is automatically renewed each year for an additional three years, unless we provide notice of non-renewal.

     Under the change in control agreements, a change in control includes any of the following events: (1) the acquisition of 40% or more of our common stock by a person or group; (2) a change in the majority of our Board (other than a change approved by the incumbent Board); (3) approval by the shareholders of a reorganization, merger or consolidation; or (4) approval by the shareholders of a liquidation or dissolution or sale of all or substantially all of our assets. Exceptions are provided for certain transactions, including those where our existing shareholders maintain effective control.

     Once the agreements become effective upon a change in control, they have a term of three years. Each agreement provides that a covered officer will have a position, responsibilities and authority at least commensurate with those held during the ninety days preceding the change in control. Each agreement also provides that the covered officer will be paid an annual base salary equal to the highest salary received during the twelve months preceding the change in control; will be entitled to an annual bonus equal to the average annual bonus paid during the three years preceding the change in control; will be entitled to a one-time special bonus equal to his annual base salary plus the higher of his last annual bonus or the average annual bonus paid during the three years preceding the change in control if the officer remains employed with us through the six month anniversary of the change in control; and will be entitled to continued participation in our benefit plans, fringe benefits, office support and staff, vacation, and expense reimbursement on the same basis as prior to the change in control, and in any case no less favorable than those provided by us to peer executives (as defined in the agreements).

     If, following a change in control, the officer is terminated for any reason other than death, disability or for cause, or if such officer terminates his or her employment agreement for good reason (as defined in the agreements) or for any reason during the thirty-day period following the six month anniversary of the change in control, then the officer is entitled to a severance payment equal to two times the officer’s annual base salary (as defined in the agreements) plus the higher of his last annual bonus or the average annual bonus paid during the three years preceding the change in control. In addition, if the special bonus has not been paid to the officer, the severance payment shall be increased by the amount of the special bonus. The agreements also provide that the officer is entitled to continue to participate in our welfare benefit plans for the full three-year period.

     In the event that any payments made in connection with a change in control would be subjected to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended, we will “gross-up” the officer’s compensation for all federal, state and local income and excise taxes and any penalties and interest.

Stock Options

     The following table sets forth information concerning stock option grants made during 2002 to the executive officers named in the “Summary Compensation Table.” All stock options identified in the table are nonqualified options and vest in four equal portions on each of the first, second, third and fourth anniversaries of their date of grant.

STOCK OPTION GRANTS IN FISCAL YEAR 2002

Name	Shares Underlying Options Granted (#)	Percent of Total Options Granted to Employees (%)	Exercise Price ($)	Expiration Date	Potential Realizable Value At Assumed Annual Rates of Stock Price Appreciation Option Term (1) ($)

					5%	10%

Phillip Frost, M.D. (2)	450,000	11.6%	$19.29	1/21/12	5,459,119.81	13,834,481.42
Isaac Kaye	325,000	8.4%	$19.29	1/21/12	3,942,697.64	9,991,569.92
Neil Flanzraich (2)	325,000	8.4%	$19.29	1/21/12	3,942,697.64	9,991,569.92
Jane Hsiao, Ph.D. (2)	325,000	8.4%	$19.29	1/21/12	3,942,697.64	9,991,569.92
Rafick G. Henein, Ph.D.	50,000	1.3%	$19.29	1/21/12	606,568.87	1,537,164.60

(1)	The dollar amounts under these columns represent the potential realizable value of each grant of option assuming that the market price of IVAX’ common stock appreciates in value from the grant date at the 5% and 10% annual rates prescribed by the SEC and therefore are not intended to forecast possible future appreciation, if any, of the price of IVAX’ common stock or the ultimate value realized by a named executive officer from stock options.
(2)	Dr. Frost, Mr. Flanzraich and Dr. Hsiao are also directors of IVAX Diagnostics, Inc., a publicly-traded subsidiary of ours. During 2002 each non-employee director of IVAX Diagnostics, including these individuals, received a grant of options to purchase 5,000 shares of IVAX Diagnostics’ common stock with a strike price of $2.00 per share and a term of 7 years from the date of grant. All of those options vested immediately.

      The following table sets forth information concerning stock option exercises during 2002 by each of the executive officers named in the “Summary Compensation Table” and the year-end value of unexercised options held by such officers, based on the closing price of $12.13 on December 31, 2002.

STOCK OPTION EXERCISES IN FISCAL YEAR 2002
AND FISCAL YEAR-END OPTION VALUES

Name	Shares Acquired on Exercise (#)	ValueRealized ($)	Number of Shares Underlying Unexercised Options at Fiscal Year-End		Value of Unexercised in-the-Money Options at Fiscal Year-End ($)

			Exercisable (#)	Unexercisable (#)	Exercisable	Unexercisable

Phillip Frost, M.D.	140,625	899,296.87	843,750	1,153,125	2,070,956	0
Isaac Kaye	140,625	974,531.25	843,750	1,028,125	2,070,956	0
Neil Flanzraich	0	0	1,110,937	910,938	5,653,768	0
Jane Hsiao, Ph.D.	0	0	914,062	1,028,126	3,748,148	0
Rafick G. Henein, Ph.D.	0	0	685,546	175,329	4,290,330	87,836

Performance Graph

     The graph and table set forth below compare the cumulative total shareholder return on our common stock for the five-year period from December 31, 1997 through December 31, 2002 with the Dow Jones U.S. Pharmaceuticals Index and the Dow Jones U.S. Equity Market Index for the same period. By “cumulative total shareholder return,” we mean that for each year the amount of dividends paid during that year, if any, has been added to the increase or decrease in the value of a $100 investment made on December 31, 1997 in our common stock or in the combination of stocks that make up each index. For the second and subsequent years, the amount of dividends paid in prior years has been added to the original investment as if the dividends had been reinvested, and the amount of the increase or decrease during the year is based on this combined amount.

Year-end	1997	1998	1999	2000	2001	2002

IVAX Corporation	100	184	381	851	559	337
Dow Jones U.S. Pharmaceuticals Index	100	149	134	186	155	124
Dow Jones U.S. Total Market Index	100	125	153	139	122	95

Report of the Compensation and Stock Option Committee

      The compensation of our executive officers, including our Chief Executive Officer, is determined by the Compensation and Stock Option Committee of our Board, which is presently composed of three non-employee directors. The Committee seeks to ensure that our compensation policies are designed and implemented to promote the goal of enhancing long-term shareholder value. The Committee recognizes that the key to achieving this goal is to attract, retain and motivate qualified and experienced executive officers. The Committee therefore favors forms of compensation that will take maximum advantage of our strengths and will enable those who succeed in building shareholder value to share in the value that they have helped to create. Our compensation program consists of the following three components: 1) a base salary, 2) incentive bonus awards and 3) nonqualified stock options. Thus compensation for our executive officers involves a portion of pay that depends upon incentive payments, which are tied to individual performance objectives and Company and/or business unit performance, and stock options, which directly relate a significant portion of long-term compensation to stock price appreciation realized by our shareholders.

Base Salary

     Executive Officer base salaries are based on level of position within our Company and individual contribution, with references to base salary levels of United States based executives at other companies in the industry. The Committee also assesses a number of other pertinent factors in fixing the salary of the executive officers. Those factors include: the responsibility of the individual’s position, the individual’s performance, the Company’s overall financial performance, certain non-financial indicators of corporate performance and the business climate. In the case of executive officers with responsibility for a particular business unit, the Committee also considers that unit’s financial results. Non-financial indicators may include, among other things, strategic developments for which an executive officer has responsibility (such as acquisitions or product approvals or developments) and managerial performance. For Executive Officers other than the Chief Executive Officer the Committee also considers the salary recommendations of the Chief Executive Officer.

Bonus Awards

     To recognize the performance of the executives and senior management employees, the Committee approved a Management Incentive Compensation Plan for 2002, which provided for the award of incentive bonuses and nonqualified stock options to our executive officers, officers and senior managers based on level of position within our Company, individual performance and Company and/or business unit performance. In 2002, an operating income target was established for each revenue producing business unit and a consolidated net income target was established for non-revenue producing business units, including corporate headquarters. The aggregate bonus amount for each business unit was based on achieving the targets. As a result, those executives and senior managers in revenue producing business units that achieved their targets were eligible to receive up to 100% of their maximum bonus. Our consolidated net income was 60% of the target for our non-revenue producing business units and the bonus pool was 60% for these units.

Stock Options

     Stock options represent a significant portion of total compensation for our executive officers. The Committee believes that providing executives with opportunities to acquire significant stakes in our growth and prosperity through the grant of stock options will enable us to attract and retain qualified and experienced executive officers. Therefore, stock options are typically awarded at the time the executive joins us and periodically thereafter.

     Stock options are granted at the prevailing market price on the date of grant, and will only have value if the value of our common stock increases. Generally, grants vest in equal amounts over a four year period and have seven or ten year terms. Our stock options typically vest only if the executive or senior manager is employed by us at the time of vesting. Grants of stock options to executive officers are generally made by the Committee upon the recommendation of the Chief Executive Officer based on the level of an executive’s position with us, an evaluation of the executive’s past and expected performance, the number of outstanding and previously granted options, past compliance with our guidelines, the Company’s performance and discussions with the executive.

     The Committee has implemented Guidelines Regarding Exercise of Stock Options applicable to all managers, scientists and other professionals, including all our executive officers, which are intended to encourage individuals who have been awarded stock options to maintain ownership of a meaningful portion of shares acquired upon exercise. These Guidelines provide that the Committee will consider an individual’s past compliance with the guidelines in considering the award of additional options. In addition, our Board of

Directors has adopted Stock Ownership Guidelines for Officers, which establish specific levels of stock ownership that officers are encouraged to acquire and/or maintain as a concrete expression of their commitment to our success.

     Stock options were granted to our executive officers in January 2003 in part to reward their contributions to our financial results for 2002.

Chief Executive Officer

     Dr. Frost’s compensation in 2002, including base salary, bonus award and stock option grant, was determined within the same framework established for all executive officers of our Company. Effective January 1, 2002, the Committee approved Dr. Frost’s base salary of $835,000. The Committee approved a bonus of $442,000. The Committee recognized Dr. Frost’s status as our most senior officer and his considerable contributions in 2002, but the bonus reduction was consistent with reductions made at the corporate level for achieving 60% of target. In March 2003, the Committee approved a grant of 330,000 stock options to Dr. Frost for his performance during 2002. The Committee exercised its judgment and discretion in determining the level of each element of compensation, individually and in the aggregate, to Dr. Frost in 2002, with no specific weight given to any particular factor.

Tax Matters

     Section 162(m) of the Internal Revenue Code of 1986, as amended, generally disallows a deduction for federal income tax purposes to public companies for compensation over $1 million paid in any taxable year to the chief executive officer or to any of the four other most highly compensated executive officers. Qualifying performance-based compensation is not subject to the limitation if certain requirements are satisfied. Based upon applicable regulations, we believe that compensation expenses relating to options granted under our 1994 Stock Option Plan would not be subject to the Section 162(m) limitations. At this time, we do not intend to qualify other compensation paid to executive officers for deductibility under Section 162(m). Therefore, such compensation will be subject to the $1,000,000 deductibility limit and we will not be allowed to deduct the amounts which exceed $1,000,000. The potential tax implications of Section 162(m) will, however, continue to be evaluated with respect to our compensation strategies and future decisions involving executive compensation.

     The Committee continually evaluates our compensation policies and procedures with respect to its executive officers.

COMPENSATION AND STOCK OPTION COMMITTEE:

Mark Andrews (Chairman)
Ernst Biekert, Ph.D.
Charles M. Fernandez

March 6, 2003

Compensation Committee Interlocks and Insider Participation

     Phillip Frost is the Chairman of the Board of Directors of Whitman Education Group, Inc., served on its Compensation Committee until September 16, 2002 and is one of our executive officers and directors. Richard C. Pfenniger, Jr. is the Chief Executive Officer, Vice Chairman and a director of Whitman Education Group, Inc. and is one of our directors.

INDEPENDENT AUDITORS

     Ernst & Young LLP has been selected by our Audit Committee to serve as our independent certified public accountants for the fiscal year ending December 31, 2003. Arthur Andersen LLP, acted as our independent public accountants for the year ended December 31, 2001 and for the quarter ended March 31, 2002. On May 24, 2002, our board, upon the recommendation and approval of the Audit Committee, terminated the engagement of Arthur Andersen LLP and engaged the services of Ernst & Young LLP as its new independent certified public accountants for the fiscal year ending December 31, 2002, effective immediately.

     Arthur Andersen LLP’s report on our consolidated financial statements as of and for the fiscal year ended December 31, 2001 did not contain an adverse opinion or a disclaimer of opinion nor was any such audit report qualified or modified as to uncertainty, audit scope or accounting principles.

     During the fiscal year ended December 31, 2001, and the subsequent interim period through May 24, 2002, there were no disagreements between us and Arthur Andersen LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to Arthur Andersen LLP’s satisfaction, would have caused Arthur Andersen LLP to make reference to the subject matter of the disagreement in connection with its reports.

     None of the reportable events described under Item 304(a)(1)(v) of Regulation S-K occurred within the fiscal year ended December 31, 2001, or within the interim period through May 24, 2002.

     A letter from Arthur Andersen LLP to the Securities and Exchange Commission was attached as Exhibit 16.1 to our Form 8-K filed with the Securities and Exchange Commission on May 24, 2002.

     During the fiscal year ended December 31, 2001, and the subsequent interim period through May 24, 2002, we did not consult with Ernst & Young LLP regarding any of the matters or events set forth in Item 304(a)(2)(i) and (ii) of Regulation S-K.

     Representatives of Ernst & Young LLP are expected to be present at the annual meeting, will have the opportunity to make a statement if they desire and will be available to answer questions.

Audit Fees

     The aggregate fees billed by Ernst & Young LLP for professional services rendered for the audit of our annual financial statements for 2002 and the review of the financial statements in our Forms 10-Q for 2002 was approximately $0.6 million.

Financial Information Systems Design and Implementation Fees

     There were no financial information systems design and implementation services rendered to us by Ernst & Young LLP during 2002.

All Other Fees

     The aggregate fees billed by Ernst & Young LLP for all other services rendered to us for the year ended December 31, 2002 were approximately $1.2 million, including approximately $.2 million of tax consulting services, and $1.0 million of audit related fees. Audit related fees include accounting assistance on proposed transactions and standards, acquisition due diligence, employee benefit plan audits, statutory audits of foreign subsidiaries and internal audit services through September 1, 2002.

Report of the Audit Committee

     The American Stock Exchange has adopted new regulations applying to audit committees and audit committee members. These rules require that all members of our audit committee be “Independent,” as defined in the American Stock Exchange listing standards. Our Audit Committee is comprised of four independent directors (as defined under the listing standards of the American Stock Exchange) and operates under a written Charter adopted by the Board. The Charter was revised by the Board on April 11, 2003 to reflect additional and enhanced practices adopted by the Audit Committee in light of the corporate governance proposals approved by the American Stock Exchange and the Sarbanes-Oxley Act of 2002. The revised Charter is attached to this proxy statement as Appendix 1.

     The Audit Committee is appointed by the Board to assist the Board in its oversight function by monitoring, among other things, the integrity of the Company’s financial statements, the Company’s financial reporting process and the independence and performance of the independent auditors, and the performance of the corporate auditors. It is the responsibility of executive management of the Company to prepare financial statements in accordance with generally accepted accounting principles and of the Company’s independent auditors to audit those financial statements. The Audit Committee has the sole authority and responsibility to select, appoint, evaluate and, where appropriate, replace the independent auditors.

     In this context, the Audit Committee has:

  reviewed and discussed the audited financial statements with our management;
  discussed with Ernst & Young LLP, our independent auditors, the matters required to be discussed by Statement of Auditing Standards 61 (Communication with Audit Committees); and
  received the written disclosures and the letter from Ernst & Young LLP required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and discussed the independence of Ernst & Young LLP with Ernst & Young LLP. In connection with this discussion, the Audit Committee also considered whether the provision of services by the independent auditors not related to the audit of IVAX’ financial statements is compatible with maintaining the independent auditors’ independence.

     Further, the Audit Committee periodically meets with both the Company’s internal auditors and the independent auditors, with and without management present, to discuss the results of their examinations, the evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

     Based on the review and discussions referred to above, and subject to the limitations on the role and responsibilities of the Audit Committee referred to above and set forth in the Charter, the Audit Committee recommended to our Board that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2002.

AUDIT COMMITTEE:

David A. Lieberman (Chairman)
Charles M. Fernandez
Jack Fishman, Ph.D.
Richard C. Pfenniger, Jr.

March 6, 2003

     Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this proxy statement, in whole or in part, the Report of the Audit Committee, the Report of the Compensation and Stock Option Committee and the Performance Graph above shall not be incorporated by reference into any such filings.

Multiple Shareholders Sharing the Same Address

     Regulations regarding the delivery of copies of proxy materials and annual reports to shareholders permit us, banks, brokerage firms and other nominees to send one annual report and proxy statement to multiple shareholders who share the same address under certain circumstances. This practice is known as “householding.” Shareholders who hold their shares through a bank, broker or other nominee may have consented to reducing the number of copies of materials delivered to their address. In the event that a shareholder wishes to revoke a “household” consent previously provided to a bank, broker or other nominee, the shareholder must contact the bank, broker or other nominee, as applicable, to revoke such consent. In any event, if a shareholder wishes to receive a separate proxy statement for the 2003 annual meeting or a 2002 annual report, the shareholder may receive printed copies by contacting IVAX Corporation Investor Relations, 4400 Biscayne Boulevard, Miami, Florida 33137 by mail or by calling (305) 575-6000.

     Any shareholders of record sharing an address who now receive multiple copies of our annual reports and proxy statements and who wish to receive only one copy of these materials per household in the future should also contact IVAX Corporation Investor Relations by mail or telephone as instructed above. Any shareholders sharing an address whose shares of common stock are held by a bank, broker or other nominee who now receive multiple copies of our annual reports and proxy statements, and who wish to receive only one copy of these materials per household, should contact the bank, broker or other nominee to request that only one set of these materials be delivered in the future.

OTHER INFORMATION

Shareholder Proposals for 2004 Annual Meeting

     If you want to bring business before the 2003 annual meeting, you must follow the procedures outlined in our by-laws. A copy of these procedures is available upon request from our Secretary at our executive office. One of the procedural requirements in the By-laws is timely notice in writing of the business you propose to bring before the meeting. Notice must be received not less than 60 days nor more than 90 days prior to the meeting. If notice is timely received and in compliance with all the procedures, then our proxy holders will have the right to exercise discretionary voting authority with respect to the proposal, without including information regarding the proposal in our proxy materials.

     If you want to include a shareholder proposal in the proxy statement for the 2004 annual meeting of shareholders, it must be delivered to our Secretary at our executive office before January 31, 2004 in order to be considered for inclusion in the proxy statement for that meeting.

Expenses of Solicitation

     The cost of this solicitation will be borne by us. In addition to the use of the mail, our regular employees may solicit proxies personally or by telephone or facsimile. We will reimburse brokers, banks, and other custodians, nominees and fiduciaries for their reasonable expenses in forwarding solicitation materials to beneficial owners of common stock.

Other Business

     At the date of mailing of this proxy statement, we are not aware of any business to be presented at the annual meeting other than the proposal discussed above. If other proposals are properly brought before the meeting, any proxies returned to us will be voted as the proxyholders see fit.

     You can obtain a copy of our Annual Report on Form 10-K for the year ended December 31, 2002 at no charge by writing to us at Investor Relations, 4400 Biscayne Boulevard, Miami, Florida 33137.

May 23, 2003

Appendix I

IVAX CORPORATION

AUDIT COMMITTEE CHARTER

I.      Purpose

The primary function of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities by reviewing the quality and integrity of the Corporation’s financial reports; the Corporation’s systems of internal controls regarding finance and accounting; and the Corporation’s auditing, accounting and financial reporting processes generally. The Committee’s primary duties and responsibilities are to:

  Serve as an independent and objective party to monitor the Corporation’s financial reporting process and internal control system.

  Review and appraise the audit efforts of the Corporation’s independent accountants and internal auditing function.

  Provide an open avenue of communication among the independent accountants, financial and senior management, the internal auditing function, and the Board of Directors.

The Audit Committee will primarily fulfill these responsibilities by carrying out the activities enumerated in Section III of this Charter.

II.      Composition

The Committee shall be composed of three or more directors, each of whom shall be independent directors, and free from any relationship that, in the opinion of the Board, may interfere with the exercise of his or her independent judgment as a member of the Committee or independence from management and the Corporation. The Chairman of the Audit Committee must be financially sophisticated. All members of the Committee shall be financially literate, as this qualification is interpreted by the Board, at the time of their appointment.

III.      Responsibilities and Duties

To fulfill its responsibilities and duties, the Committee shall:

		1.1	Review Financial Reports
1.	Review the following with management and the independent accountants:
a)	the Corporation’s annual financial statements, the accountants’ report thereon and related disclosures contained in the Form 10-K, including the Corporation’s disclosure under Management’s Discussion and Analysis of Financial Condition and Results of Operations (including quality of financial reporting decisions and judgments);

	b)	the audit of the annual financial statements and the independent accountants’ report thereon;
	c)	any significant changes required in the independent accountants’ audit plan;
	d)	any significant difficulties or disputes encountered during the audit;
	e)	critical accounting policies’ disclosure for inclusion in the Form 10-K; and
	f)	recommend to the Board of Directors that the audited annual financial statements be included in the Corporation’s Form 10-K.

2.	Review with management and the independent accountants the interim financial statements prior to filing the 10-Q and publicly releasing quarterly earnings. The Chair of the Committee may represent the entire Committee for purpose of this review.

	1.2	Independent Accountants
3.	Exclusively appoint the independent accountants to audit the financial statements of the Corporation and its divisions and subsidiaries. Supervise the work of the independent accountants and resolve any disagreements between management and the independent accountants. Meet with the independent accountants and financial management of the Corporation to review the scope of the proposed audit for the current year and the audit procedures to be utilized, and at the conclusion thereof review such audit, including any comments or recommendations of the independent accountants.

4.	Approve in advance, all auditing services to be provided by the independent accountants. Determine the amount of compensation to be paid to the independent accountants for such auditing services.
5.	Approve, in advance, any non-audit services to be provided by the independent accountants. Determine the amount of compensation to be paid to the independent accountants for such non-audit services.
6.	Evaluate the performance of the independent accountants; and where appropriate, replace the independent accountants.
7.	On an annual basis, obtain from the Corporation’s independent public accountants written disclosure delineating all relationships between such accountants and the Corporation and its affiliates, including the written disclosure and letter required by Independence Standards Board (ISB) Standard No. 1, as it may be modified or supplemented.

8.	Receive and review timely reports from the independent accountants regarding: (i) all critical accounting policies and practices to be used; (ii) all alternative accounting treatments of financial information within generally accepted accounting principles that have been discussed with management officials of the Corporation, including the ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent accountants; and (iii) other material written communications between the independent accountants and the management of the Corporation, such as any management letter or schedule of unadjusted differences.

9.	Periodically discuss with the independent accountants out of the presence of management the Corporation’s internal controls, including their recommendations, if any, for improvements in the Corporation’s internal controls and the implementations of such recommendations, the fullness and accuracy of the Corporation’s financial statements and certain other matters required to be discussed by Statement on Auditing Standards No. 61 (SAS 61) *, as it may be modified.

	1.3	Reviewing and Improving Process
10.	Hold regular meetings on at least a quarterly basis and as otherwise may be necessary, and hold special meetings as may be called by the Chairman of the Audit Committee or at the request of the independent accountants.

11.	As part of its job to foster open communication, the Committee should meet at least annually with the Corporation’s management, the Corporation’s directors of corporate audit and the independent accountants in separate executive sessions to discuss any matters that the Committee or each of these groups believe should be discussed confidentially.

12.	In consultation with the independent accountants and the internal auditors, review the integrity and quality of the organization’s financial reporting processes, both internal and external, and the independent accountant’s perception of the Corporation’s financial and accounting personnel.

13.	On a quarterly basis, discuss the following with management and the independent accountants, if applicable:
a)	all significant deficiencies in the design or operation of internal controls which could adversely affect the Corporation’s ability to record, process, summarize and report financial data and any material weaknesses in internal controls; and

	b)	any fraud, whether or not material, that involves management or other employees who have a significant role in the Corporation’s internal controls.
14.	Consider the independent accountant’s judgments about the quality and appropriateness of the Corporation’s accounting principles as applied and significant judgments affecting its financial reporting.
15.	Consider and recommend to the Board of Directors, if appropriate, major changes to the Corporation’s financial reporting, auditing and accounting principles and practices as suggested by the independent accountants, management, or the internal auditing function.

16.	Review and approve all of the Corporation’s related party transactions.
17.	Ensure the rotation of lead, concurring and audit partners and observance of the applicable time-out periods as required by Section 203 of the Sarbanes-Oxley Act and SEC Release No. 33-8183.
18.	Establish procedures for: (i) the receipt, retention and treatment of complaints received by the Corporation regarding accounting, internal accounting controls or auditing matters; and (ii) the confidential, anonymous submission by employees of the Corporation of concerns regarding questionable accounting or auditing matters.

19.	Hire independent advisors and counsel as the Audit Committee may, in its discretion, determine to be necessary to carry out its duties.
		1.4	Ethical and Legal Compliance
20.	Review the adequacy and appropriateness of the Corporation’s Code of Business Conduct.
21.	Prepare Audit Committee Report for inclusion in the Corporation’s annual proxy statement.
		1.5	Other
22.	Review the powers and duties of the Audit Committee and report and make recommendations to the Board of Directors on these responsibilities.
23.	Submit the minutes of all meetings of the Audit Committee to, or discuss the matters discussed at each Audit Committee meeting with, the Board of Directors.
24.	Review and, if appropriate, recommend updates of this Charter to the Board of Directors annually.
25.	Perform any other activities consistent with this Charter, the Corporation’s By-laws and applicable law, as the Committee or the Board deems necessary or appropriate.

LIMITATION OF AUDIT COMMITTEE’S ROLE

While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Corporation’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of management and the independent auditors. Nor is it the duty of the Audit Committee to conduct investigations, to resolve disagreements, if any, between management and the independent auditors or to assure compliance with laws and regulations and the Corporation’s Code of Conduct. In carrying out its responsibilities, the Committee’s policies and procedures must remain flexible to enable the Committee to react to changing conditions and circumstances. The duties and responsibilities set forth above are intended to serve as a guide with the understanding that the Committee may supplement or diverge from them as appropriate.

* SAS 61 requires independent auditors to communicate certain matters related to the conduct of an audit to those who have responsibility for oversight of the financial reporting process, specifically the Audit Committee. Among the matters to be communicated to the Audit Committee are: (1) methods used to account for significant unusual transactions; (2) the effect of authoritative guidance or consensus; (3) the process used by management in formulating particularly sensitive accounting estimates and the basis for the accountant’s conclusions regarding the reasonableness of those estimates; and (4) disagreements with management over the application of accounting principles, the basis for management’s accounting estimates, and the disclosures in the financial statements.

IVAX CORPORATION
4400 Biscayne Boulevard, Miami, Florida 33137

PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

I (whether one or more of us) appoint Phillip Frost, M.D. and Neil Flanzraich and each of them separately, as my proxies, each with the power to appoint his substitute, and authorize each of them to vote as designated on the reverse side, all of my shares of Common Stock of IVAX Corporation (the "Company") held of record by me at the close of business on April 28, 2003, at the Annual Meeting of Shareholders to be held on June 19, 2003, and at any adjournment of the meeting, and, in their discretion, to vote my shares on any other business as may properly come before the meeting.

WHEN PROPERLY EXECUTED AND RETURNED, THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED BY ME. IF NO DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED “FOR” THE ELECTION OF ALL DIRECTOR NOMINEES.

PLEASE COMPLETE, DATE AND SIGN THIS PROXY ON THE REVERSE SIDE, AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE.

(continued and to be signed on other side)

(continued from other side)
1.	Election of Directors

	FOR each nominee listed (except as marked to the contrary)	WITHHOLD AUTHORITY to vote for all nominees listed	Betty G. Amos; Mark Andrews; Ernst Biekert, Ph.D.; Jack Fishman, Ph.D.; Neil Flanzraich; Phillip Frost, M.D.; Jane Hsiao, Ph.D.; David A. Lieberman; Modesto A. Maidique, Ph.D.; Richard C. Pfenniger, Jr. and Bertram Pitt, M.D.

	|_|	|_|	(INSTRUCTION: To withhold authority to vote for any individual nominee, draw a line through such nominee’s name.)

I acknowledge receipt of the accompanying Notice of Annual Meeting of Shareholders and Proxy Statement for the June 19, 2003 meeting.

Dated:	, 2003

Signature

Signature if held jointly

(Please sign exactly as name or names appear on this Proxy. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person. Please date the Proxy.)

PLEASE COMPLETE, DATE, SIGN AND MAIL THIS PROXY PROMPTLY IN THE
ENCLOSED ENVELOPE. Postage is not necessary if mailed in the United States.